AMENDMENT AGREEMENT TO ENGAGEMENT AGREEMENT

THIS AMENDMENT AGREEMENT is dated as of the 13 day of February, 2009 (the “Effective Date”)

AMONG:

C.K. COOPER & COMPANY, INC., a corporation duly formed under the laws of the State of California with an office located at 18300 Von Karman Avenue, Suite 700, Irvine, CA 92612

(hereinafter called the "CKCC")

OF THE FIRST PART

AND:

DORAL ENERGY CORP., a corporation duly formed under the laws of the State of Nevada with an office located 415 West Wall, Suite 500, Midland, TX 79701

(hereinafter called the "Company")

OF THE SECOND PART

WHEREAS:

A. CKCC and the Company entered into a letter agreement (the “Engagement Agreement”) pursuant to which the Company agreed to engage CKCC as its exclusive financial advisor;

B. It was the intention of CKCC and the Company that, as part of the consideration to be paid by the Company for the services to be provided by CKCC under the Engagement Agreement, the Company would issue to CKCC an aggregate of 50,000 shares of the Company’s common stock; and

C. The terms of the Engagement Agreement mistakenly provided that the Company would issue to CKCC an aggregate of 125,000 shares of the Company’s common stock,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, CKCC and the Company agree to amend the Engagement Agreement such that the aggregate number of shares of the Company’s common stock to be issued by the Company to CKCC under the terms of the Engagement Agreement be changed from 125,000 shares of the Company’s common stock to 50,000 shares of the Company’s common stock.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

C.K. COOPER & COMPANY, INC.	DORAL ENERGY CORP.

/s/ Alexander G. Montano	/s/ Everett Willard Gray II
By Its Authorized Signatory	By Its Authorized Signatory
Alexander G. Montano	Everett Willard Gray II
Managing Director	Chief Executive Officer and President